Exhibit 10.135

                                    AGREEMENT

      This  Agreement  (the  "Agreement")  is made as of December  31, 2006 (the
"Effective  Date"),  by  and  between  Bluegreen  Corporation,  a  Massachusetts corporation with its headquarters located in Boca Raton, Florida (the "Company"), and George F. Donovan ("Donovan").

                               W I T N E S S E T H

      WHEREAS, Donovan has received numerous awards recognizing his leadership in and contribution to the real estate/timeshare industry;

      WHEREAS, Donovan is recognized as a preeminent leader in the real estate/timeshare industry;

      WHEREAS, Donovan has through his previous employment with the Company developed and acquired knowledge and information pertaining to the Company's business and the business of its Related Entities (defined below), primarily including, but not limited to, the Company's real estate development, finances, management, operations, and sales and marketing, and Donovan acknowledges that such information is valuable, confidential and proprietary;

      WHEREAS, Donovan has resigned from his employment with the Company effective December 31, 2006; and

      WHEREAS, the Company desires to retain Donovan to provide the services described herein and Donovan desires to provide such services and both parties desire that Donovan provide such services as an independent contractor, rather than an employee, effective January 1, 2007.

      NOW, THEREFORE, in consideration of the promises set forth herein and other good and valuable consideration, receipt of which is hereby acknowledged, Donovan and the Company agree as follows:

1. Termination of Previous Agreement. The Company and Donovan agree that all contractual agreements entered into between the Company and Donovan before the Effective Date, including, without limitation, the Employment Agreement entered into by and between the Company and Donovan on June 28, 2006, are terminated. Donovan agrees and acknowledges that the only obligations, whether contractual or otherwise, that the Company has with Donovan and that Donovan has with the Company are those described in this Agreement.

2. Employment of Donovan and Service on the Board. Donovan agrees and acknowledges that employment with the Company as its Chief Executive Officer ("CEO") terminated on December 31, 2006 (the "Employment Term"). By execution hereof, unless his resignation is earlier submitted, Donovan acknowledges his resignation from the Company's Board of Directors (the "Board") and as an officer and director of any subsidiary or affiliate of the Company effective as of December 31, 2006.


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

3. Independent Contractor.

      3.1 Independent Contractor Term. Subject to the terms and conditions set forth herein, from January 1, 2007 through December 31, 2013 (the "Term"), the Company shall engage Donovan as an independent contractor to personally provide services to the Company as set forth herein. During the Term: (a) Donovan shall serve as a strategic advisor to the Company; (b) Donovan shall cooperate and assist in the transition of the responsibilities of the CEO to the new CEO selected by the Board and shall mentor such new CEO and other executives of the Company as requested by the Board or the new CEO; and (c) Donovan shall assist the Board with strategic planning and product planning, serve as a general advisor to senior management and the Board, assist in opening new markets, assist in identifying and consummating acquisitions, and engage in such other services as may be requested from time to time by the Company's executive officers or the Board.

      3.2 Independent Contractor Status. The Company and Donovan specifically agree that after December 31, 2006, Donovan shall be an independent contractor and not an employee of the Company. As such, the Company will not withhold or pay on behalf of Donovan, income tax, employment tax, workers' compensation, unemployment compensation or other similar taxes or benefits. In the event that a court of competent jurisdiction shall decide, notwithstanding this Section 3, that such sums are due, or should Donovan be deemed to be an employee, Donovan shall be personally liable for all such taxes, sums, interest or penalties that may be due thereby. This provision shall be binding upon the successors, heirs, executors and administrators of the parties. During the Term, Donovan shall not have any authority, and shall not hold himself out as having the authority, to bind the Company or otherwise use the Company's name in any way not specifically authorized by the Company. During the Term, Donovan shall not represent that he is an employee of the Company.

      4. Best Efforts. During the Term of this Agreement, Donovan shall devote his best efforts to the performance of his duties under this Agreement and shall perform them faithfully, diligently, and competently and in a manner consistent with all policies of the Company. Donovan recognizes that the Company places significant importance on its policies and practices regarding the way it operates its business and how it treats its employees, customers and vendors, including its business ethics, anti-discrimination, anti-harassment, and other related policies. Donovan agrees that in doing business with the Company, he will comport himself consistent with the Company's policies and will not engage in any conduct that would conflict with the Company's policies or practices in those areas. Donovan agrees to make himself available to the Company at any time to provide the services reasonably requested hereunder. Donovan shall not engage in any activities outside the scope of this Agreement for any other individuals or entities if such activities could reasonably be expected to detract from or interfere with the fulfillment of his responsibilities or duties under this Agreement. Notwithstanding anything to the contrary contained herein, if Donovan breaches his obligations hereunder, Donovan shall forfeit his entitlement to any further compensation due under this Agreement and shall only be entitled to accrued and unpaid compensation.


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

5. Compensation. As full compensation for his services hereunder and in consideration for Donovan's covenants contained in this Agreement, the Company shall pay Donovan the following compensation:

      5.1 Term. During the period commencing on January 1, 2007 and ending on December 31, 2011, Donovan will be paid at an annual rate of Five Hundred Thousand Dollars ($500,000), and during the period commencing on January 1, 2012 and ending on December 31, 2013, Donovan will be paid at an annual rate of Two Hundred Fifty Thousand Dollars ($250,000). This compensation shall be payable in periodic installments in accordance with the Company's usual practice for its senior executives.

      5.2 Benefits. Subsequent to December 31, 2006, Donovan will not be eligible to participate in any employee benefit plans, medical (health) insurance plans, life insurance plans, disability income plans, retirement plans, expense reimbursement plans, stock option plans or any other employee benefit; provided, however that following the cessation of Donovan's employment as an employee of the Company, Donovan will have the right to continue health insurance coverage under the Company's medical insurance plan for himself and, to the extent available under the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), his dependents, if any, at his own expense in accordance with COBRA, if Donovan takes all actions necessary to elect to continue such coverage.

      5.3 Golf Club. The Company shall pay (or reimburse) Donovan's annual membership dues in a golf club of Donovan's choice through December 31, 2006, provided however that the payment of dues shall not be made by the Company to cover any period of membership subsequent to December 31, 2006. Subsequent to December 31, 2006, the Company shall not pay for Donovan's membership in a golf club.

      5.4 Expenses. The Company will pay or reimburse Donovan for all reasonable vouchered business expenses incurred by him in the performance of his duties as an employee of the Company through December 31, 2006, which have been submitted in accordance with any expense reimbursement policy of the Company. During the Term, the Company agrees to pay or reimburse Donovan only for reasonable vouchered business expenses incurred by him in the performance of his duties as a strategic advisor which have been pre-approved by the Company and thereafter are submitted in accordance with any expense reimbursement policy or practice of the Company.

6. Indemnification.

      6.1 Company's Indemnification of Donovan. Except as otherwise provided herein, the Company shall indemnify Donovan for acts taken in good faith in the performance of his duties as Chief Executive Officer and pursuant to this Agreement. Such indemnification shall be in accordance with the Company's Articles of Organization, By-Laws and the laws of Massachusetts.


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

      6.2 Donovan shall indemnify the Company and each of its officers, directors and employees and hold each of them harmless against and in respect of any and all damage, loss, liability, obligation, assessment, judgment, proceeding, claim, cost or expense, including without limitation amounts payable in connection with the investigation or settlement of claims and including attorneys' fees, relating to or arising out of the following: (i) any criminal conduct by Donovan; (ii) Donovan's violation of any of the policies and procedures of the Company, including without limitation the Company's policies on sexual harassment and transactions in the Company's securities; or (iii) Donovan's gross negligence, willful misconduct, fraud or misappropriation of assets; provided, however, that in no event shall Donovan have any obligation hereunder to indemnify the Company or any of the above indemnified persons for amounts in excess of $3 million. The Company shall have the right to set-off any such amounts against amounts due and payable by the Company to Donovan.

7. Termination. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated at any time as follows:

      7.1 Termination by the Company for Cause. The Company may terminate this Agreement for Cause (as defined below), as provided below. In the event of a termination for Cause, the Company shall be responsible under this Agreement only for accrued and unpaid compensation and benefits through the date of termination. For purposes of this Agreement the following shall constitute "Cause" for such termination: (i) conviction of or plea of nolo contendere by Donovan for (A) felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (ii) Donovan's violation of the policies and procedures of the Company, including, without limitation, the Company's policies on sexual harassment, discrimination and transactions in the Company's securities, as in effect from time to time; (iii) Donovan's gross negligence, willful misconduct, fraud or misappropriation of assets; (iv) material breach by Donovan of any of Donovan's obligations under this Agreement; or (v) any negative or disparaging statements by Donovan about the Company, its management or principal shareholders. Prior to termination of this Agreement for Cause pursuant to subsections (ii), (iii), (iv) or (v), the Company shall provide Donovan written notice of any violation breach or failure and, if possible of cure, Donovan will have 10 business days after receipt of written notice to cure any such violation or breach. If terminated pursuant to subsection (i) or if no cure is possible, the termination shall be effective upon the date of written notice to Donovan.

      7.2 Termination by the Company Without Cause. The Company may terminate this Agreement without Cause by a vote of the Board. Such termination without Cause shall be effective immediately upon written notice to Donovan of such a vote by the Board. If this Agreement is terminated by the Company without Cause, then Donovan shall be entitled to receive payments due under this Agreement for the remainder of the Term in accordance with Section 9.2.

      7.3 Death. If Donovan dies at any time during the Term, then this Agreement shall terminate and Donovan's estate shall be entitled to receive payments due under this Agreement for the remainder of the Term in accordance with Section 9.2.


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

      7.4 Disability. If Donovan shall become disabled at any time during the Term and is substantially unable to perform under this Agreement, the Board may, upon 30 days written notice to Donovan and in the sole discretion of the Company terminate this Agreement. In the event of such termination, Donovan shall be entitled to receive payments due under this Agreement for the remainder of the Term in accordance with Section 9.2. For purposes of this Agreement, Donovan shall be deemed to be "disabled" if, due to Donovan's physical or mental disability, he has been substantially unable to perform his duties for ninety
(90) continuous and consecutive days at any time during the Term of this Agreement. Donovan shall be considered to have been substantially unable to perform his duties hereunder if he is either (i) unable to reasonably and effectively carry out his duties with reasonable accommodations by the Company or (ii) unable to reasonably and effectively carry out his duties because any reasonable accommodation that may be required would cause the Company undue hardship.

8. Termination Benefits.

      8.1 Termination of Benefits. Upon termination of Donovan's services as an employee, benefits under any employee benefit plans of the Company shall terminate as provided in the terms of the applicable plans. Subject to the approval of the Board's Compensation Committee and to the extent permissible under the Company's relevant Option Plan, 84,538 of the 140,896 Donovan's unvested options, which would otherwise have vested February 19, 2008, shall vest as of December 31, 2006. All other unvested options shall remain unvested and shall, based on termination of his employment, be cancelled. Donovan may exercise any vested options within the periods following termination of employment set forth in the relevant plans and agreements under which the options were granted.

      8.2 Payment of  Termination  Benefits.  With respect to payments due under
Section 7.2, 7.3 or 7.4 that are unpaid as of the date of termination, death or disability, such payments shall be paid in periodic installments in accordance with the Company's usual practices for its senior executives; provided, however, that if Section 409A(a)(2)(B) would apply to Donovan at the date of termination of employment, no such payments of Salary shall be made during the six month period following the effective date of Donovan's termination; provided, further, that such payment which would have otherwise been made during such six month period shall be paid in one lump sum payment upon the expiration of such six month period. Notwithstanding the foregoing sentence, in the event of the death of Donovan, any unpaid payments under Section 7.2, 7.3 or 7.4 shall continue and be paid to the estate of Donovan for the same duration and in the same manner as would have been paid to Donovan if he were alive. The payments under Section 7.2, 7.3 or 7.4 shall be offset by any amounts owed to the Company by Donovan ratably over the anticipated period during which such payments will be paid.

      8.3 Insurance. The Company currently maintains an insurance policy insuring Donovan's life. If requested by Donovan prior to March 15, 2007, the Company shall take such steps necessary to transfer such policy to Donovan upon payment by Donovan in immediately available funds of the cash value of such policy on the date of transfer together with any amounts payable in connection with such transfer.


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

9. Non-Competition; Protection of Confidential Information; Etc.

      9.1 Rationale for Restrictions. Donovan agrees that his services hereunder are of a special, unique, extraordinary and intellectual character, and his position with the Company places him in a position of confidence and trust with the clients, customers, suppliers, vendors, contractors and employees of the Company and/or of any joint venture, partnership, trust or other entity in which the Company has a direct or indirect interest (collectively, "Related
Entities"). Donovan further acknowledges that the rendering of services under this Agreement necessarily requires the disclosure to Donovan of Confidential Information (defined below) of the Company and/or Related Entities. Donovan and the Company agree that in the course of his duties hereunder, Donovan has and will continue to develop a personal relationship with the Company's clients, and a knowledge of these clients, affairs and requirements which may constitute the Company's primary and only contact with such clients. Donovan acknowledges that the Company's relationships with its established clientele may therefore be placed in Donovan's hands in confidence and trust. Donovan consequently agrees that it is reasonable and necessary for the protection of the goodwill and business of the Company and/or Related Entities that Donovan make the covenants contained herein, that the covenants are a material inducement for the Company to engage Donovan's services and to enter into this Agreement, and that the covenants are given as an integral part of and incident to this Agreement.

      9.2 Non-Competition In Related Business. Provided that the Company performs in all material respects its obligations under the terms of this Agreement, Donovan shall not, directly or indirectly, during the Term of this Agreement and for a period of two years thereafter, directly or indirectly, enter into the employment of, render any services to, engage, manage, operate, join, or own, lend money or otherwise offer other assistance to or participate in or be connected with, as an officer, director, employee, principal, agent, creditor, proprietor, representative, stockholder, partner, associate, consultant or otherwise, any person or entity that directly or indirectly competes with or is in any similar business to that of the Company and/or Related Entities. The geographic scope of this covenant is limited to those geographic markets in which the Company and/or Related Entities had conducted business or had taken steps to commence conducting business during the Term of this Agreement.

      9.3 Solicitation of Employees and Customers. Provided that the Company performs in all material respects its obligations under the terms of this Agreement, Donovan shall not, at any time during the Term of this Agreement and for a period of two years thereafter, whether for his own account or for the account of any person or entity, attempt to solicit, endeavor to entice away from the Company or Related Entities, or otherwise interfere with any relationship of the Company or Related Entities with (i) any person (including, but not limited to, any independent contractor or representative) who is or was employed by or otherwise engaged to perform services for the Company and/or Related Entities, during the Term of this Agreement, or (ii) any person who is or was a customer or client of the Company and/or Related Entities during the Term of this Agreement.

      9.4 Confidential Information. Donovan agrees that he will not use any Confidential Information for Donovan's own purposes or for the benefit of any other person or entity or


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

disclose any Confidential Information to any other person or entity except as may be required by law. As used in this Agreement, "Confidential Information" shall mean financial information, reports and forecasts, studies, plans, reports, designs, surveys, and analyses, sketches, drawings, notes, records, memoranda, computer-generated data, or documents, and all other nonpublic information relating to the business activities of the Company and/or Related Entities, including, without limitation, all methods, processes, formulas, techniques, equipment, research data, experiments, technical, commercial, marketing and sales information, personnel data, computer software, contracting systems, sources of supply, patentable or unpatentable inventions, methods of operation, customer lists, employee lists, supplier lists, financial data, trade secrets, and the like which presently or, in the future, are in the possession of the Company and/or Related Entities. Said Confidential Information may be in either human or computer readable form, including, but not limited to, software, source code, hex code, or any other form.

      9.5 Scope of Covenant. If any covenant contained in this Section 9 is unenforceable because of the scope of business, duration or geographic scope of such provision, the parties agree that the court, making such determination, shall have the power to reduce the scope of business, duration and/or geographic scope to the maximum enforceable by law and, in its reduced form, such provision shall be enforceable.

10. Miscellaneous Provisions.

      10.1 Donovan Representations. Donovan represents and warrants to the Company (i) that this Agreement constitutes his valid and binding obligation, enforceable against him in accordance with its terms; (ii) that neither the execution nor delivery of this Agreement or the performance by him of any of his covenants hereunder will constitute a default under any contract, agreement or obligation to which he is a party or by which he or any of his properties is bound; (iii) that there are no lawsuits, arbitration actions or other proceedings (equitable, legal, administrative or otherwise) pending or (to the best of his knowledge) threatened which could adversely affect the validity or enforceability of this Agreement or his obligation or ability to perform his obligations hereunder; and (iv) that no consent, approval or authorization of, or notification to any other person or entity is required in connection with the execution, delivery or performance of this Agreement by him.

      10.2 Litigation and Regulatory Cooperation. Donovan agrees to cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while, or relate to periods during which, Donovan was employed or serving as an independent contractor. Donovan's full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During the Term, Donovan also shall cooperate fully with the Company in connection with any investigation or review by any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Donovan was employed or serving as an independent contractor. The Company shall reimburse Donovan for any reasonable out of pocket expenses incurred in connection with Donovan's performance of


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

obligations pursuant to this Section 10.2. However, in the event that Donovan is terminated for Cause pursuant to Section 7.1 and Donovan is no longer receiving payments hereunder, this Section 10.2 shall no longer apply and continued cooperation with the Company shall no longer be required.

      10.3 Integration, Waiver and Severability. This Agreement sets forth the entire agreement between the parties with respect to the matters covered herein and supersedes all prior agreements, whether oral or written, including without limitation the Employment Agreements between the Company and Donovan dated December 19, 2001 and June 28, 2006. No waiver or modification of this Agreement or of any part contained herein shall be valid unless in writing and duly executed by Donovan and approved by the Board. No evidence of any waiver or modification shall be offered or received in evidence of any proceeding, arbitration, or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid. The failure of either party at any time to require performance by the other party of any provision hereunder shall in no way affect the right of that party thereafter to enforce the same, or to enforce any of the other provisions in this Agreement; nor shall the waiver by either party of the breach of any provision hereof be taken or held to be a waiver of any subsequent breach of such provision or as a waiver of the provision itself. All agreements and covenants contained herein are severable and in the event any of them shall be held to be invalid by a court of competent jurisdiction, this Agreement shall be interpreted as if such invalid terms or covenants were not contained herein.

      10.4 Benefit and Assignability. This Agreement shall bind Donovan and the Company and their respective successors and permitted assigns. This Agreement requires the personal services of Donovan and cannot be assigned by Donovan. Donovan agrees to provide his written consent to the assignment of this Agreement, including, without limitation, the restrictive covenants herein, to any successor or assign of the Company provided that the transfer or assignment of this Agreement shall not materially expand or alter the restrictive covenants contained herein. Donovan agrees not to delegate his obligations or duties hereunder or any portion thereof.

      10.5 Remedies for Breach of the Agreement. Donovan consents and agrees that if he violates any covenant contained in this Agreement, the Company and/or Related Entities would sustain irreparable harm and, therefore, in addition to any other remedies which may be available to it, the Company and/or Related Entities shall be entitled to an injunction restraining Donovan from committing or continuing any such violation of this Agreement. Donovan also agrees and acknowledges that his use of trade secrets, client lists or Confidential
Information, or the direct solicitation of existing clients of the Company and/or Related Entities in a manner contrary to this Agreement will give rise to irreparable injury that may specifically be enjoined. Nothing in this Agreement shall be construed as prohibiting the Company and/or Related Entities from pursuing any other remedy or remedies including, without limitation, recovery of damages. Donovan acknowledges that Related Entities have rights under this Agreement and that they may enforce these rights as third party beneficiaries.


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

      10.6 Survival.  The provisions of Section 9 shall survive the  termination
or  expiration  of  this   Agreement  or  Donovan's   employment  or  engagement
irrespective of the reason for such termination or expiration.

      10.7 Notice. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by nationally recognized overnight courier service or certified mail, return receipt requested, to his residence in the case of Donovan, or to its principal office in the case of the Company.

      10.8 Section Headings; Counterparts. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one of the same instrument.

      10.9 Applicable Law. This Agreement shall be construed in accordance with, the laws of the State of Florida, whether substantive or procedural. The sole and exclusive venue for any legal action arising out of this Agreement shall be in the Circuit Court in and for Palm Beach County, Florida. Donovan agrees and stipulates that he waives his right to trial by jury in any action arising under this Agreement where trial by jury would otherwise be available.

      10.10 Prevailing Party. The prevailing party to an action to enforce or defend this Agreement is entitled to attorney's fees and reasonable costs incurred in connection therewith, including, but not limited to, those incurred at the pre-litigation, pre-trial, trial, and appellate levels.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                         -------------------------------------

                                         GEORGE F. DONOVAN

                                         The Company:

                                         BLUEGREEN CORPORATION

                                         By:

                                         -------------------------------------
                                         Name: Alan B. Levan
                                         Title: Chairman


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